Exhibit 10.11

ADDENDUM TO STANDARD INDUSTRIAL/COMMERCIAL MULTI-TENANT LEASE-NET

This Addendum to Standard Industrial/Commercial Multi-Tenant Lease- Net (the "Addendum") is made a part of the certain Standard Industrial/Commercial Multi-Tenant Lease - Net (the "Lease") dated as of October 24, 2006, by and between Del Norte Farms, Inc., a California corporation ("Lessor"), and Socket Communications, Inc., a Delaware corporation ("Lessee"). All capitalized terms used herein not otherwise defined shall have the respective meanings ascribed to them in the Lease.

1. Original Term. The Original Term of the Lease shall be sixty four (64) months, commencing on such date that Lessor delivers to Lessee written notice of "Substantial Completion" (as defined in the Work Letter Agreement) of the "Tenant Improvements" (as defined in the Work Letter Agreement) and tenders possession of the Premises to Lessee in the required condition (the "Commencement Date"), and ending sixty four (64) months thereafter (the "Expiration Date"). Notwithstanding the foregoing, if the Commencement Date falls on any day other than the first day of a calendar month then without limiting Lessee's obligations to commence paying rent as of the Commencement Date, the Original Term of this Lease will be measured from the first day of the month following the month in which the Commencement Date occurs. Lessor's Notice of Lease Term Dates ("Notice"), in the form of Exhibit "B" attached to the Lease, will set forth the Commencement Date and the date upon which the Original Term of this Lease shall end and will be delivered to Lessee after Lessor delivers possession of the Premises to Lessee in accordance with the terms of this Lease. The Notice will be binding upon Lessee unless Lessee objects to the Notice in writing within ten (10) days of Lessee's receipt of the Notice.

2. Early Possession. At any time after both Lessor and Lessee have been delivered a fully signed copy of this Lease, and before the Commencement Date, Lessee may enter into the Premises for the purposes of performing any work on the Premises which Lessee desires to perform and which is in conformity with all the provisions of this Lease, provided that each of the conditions is satisfied: (i) Lessee's entry on and early possession of the Premises does not in any way interfere with the construction of the Tenant Improvements or with any other work or construction or other improvement work scheduled for any part of the Building or the property on which the Building is located; (ii) Lessee delivers to Lessor before entering on the Premises evidence of the insurance coverage required under this Lease; (iii) Lessee at all times during Lessee's early possession keeps the Premises and the property free of all mechanics' and material men's liens and otherwise complies with the provisions of paragraph 7.3 of the Lease; (iv) Lessee's early possession in the manner provided in this paragraph shall be subject to and governed by all the terms and conditions of this Lease, excluding the payment of rent, taxes, and common area maintenance costs, if any; and (v) Lessee complies with, at Lessee's sole expense, all applicable laws relating to Lessee's possession. In no event shall Lessee be entitled to conduct any business from the Premises until the Commencement Date. Such early entry, notwithstanding the provisions of Section 3.2 of the Lease, shall be without any obligation to pay Rent.

3. Monthly Base Rent. Monthly Base Rent during the Original Term shall be as follows:

Months:	Monthly Base Rent:
Months 1-4 (the "Abatement Period")	Waived
Months 5 - 12	$27,291.29
Months 13-24	$28,219.56
Months 25-36	$29,222.10
Months 37-48	$30,261.77
Months 49-64	$31,301.43

During the Abatement Period, Lessee shall pay all additional rent provided for in the Lease and perform or observe all other obligations of the Lessee pursuant to the Lease, including but not limited to payment of all charges for utilities services used in the Premises and separately metered to the Premises.

4. Option to Renew Original Term. Subject to the terms and provisions of Paragraph 39 of the Lease, Lessee shall have one (1) option (the "Option"), to extend the term of the Lease for a period of five (5) years with respect to the entire Premises (the "Option Term"), upon giving Lessor written notice (the "Option Notice") no less than 215 days prior to the expiration of the Original Term. All terms and conditions of this Lease shall apply to the Option Term, except for (i) the amount of initial Base Rent, (ii) the Option granted pursuant to this Paragraph 4, (iii) the obligation of Lessor to construct the Tenant Improvement pursuant to the terms of the Work Letter Agreement, and (iv) Lessee's right to receive four (4) months free rent pursuant to Paragraph 3 of this Addendum. During the Option Term, the initial Base Rent shall be adjusted to equal to 95% of the then prevailing "Fair Market Value." For purposes of this Addendum, Fair Market Value ?shall mean an amount equal to the rate being charged to new lessees for comparable space in the Project and in similar buildings, taking into consideration the value of the existing improvements within the Premises (other than improvements paid for by Lessee) and taking into consideration that the Option Term will not have any free rent, tenant improvement allowance or other concessions. If Lessor and Lessee fail to reach agreement on the option rent then each party shall make a separate determination of the applicable option rent within thirty (30) days after Lessor's receipt of the Option Notice, concurrently exchange such determinations and, unless Lessee withdraws the Option Notice within five (5) business days of receipt of Lessor's determination (which Lessee shall have the right to do by delivering written notice thereof to Lessor), such determinations shall be submitted to "Baseball Arbitration" as set forth herein. Unless Lessee so withdraws the Option Notice, Lessor and Lessee shall each appoint an arbitrator who shall be a licensed MAI appraiser who shall have been active over the five-year period ending on the date of such appointment in the appraisal of commercial properties of a similar nature to the Premises. The two arbitrators so appointed shall within ten (10) days of the date of such appointment agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators. The determination by the arbitrators shall be limited solely to the issue of whether Lessor's or Lessee's submitted option rent is the closest to the actual option rent as determined by the three (3) arbitrators, taking into account the requirements set forth herein. The three (3) arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Lessor's or Lessee's submitted option rent. The decision of a majority of the three (3) arbitrators shall be final and binding upon Lessor and Lessee and a judgment on such decision may be rendered in a court of competent jurisdiction. The costs of arbitration shall be paid by Lessor and Lessee equally. Notwithstanding anything to the contrary contained herein, the Base Rent during the Option Term shall increase each year during such option term by such amount as determined by the parties or pursuant to the arbitration procedure set forth above.

5. Signage. Lessee shall have the non-exclusive right to install (a) one (1) building top identity sign on the Building (it being agreed that (i) such building top signage shall be located as depicted on Exhibit "D" attached hereto, (ii) except for signage containing the address of the Premises and/or Building and any other signage required by a government entity, Lessee shall have the exclusive right to signage on the portion of the roof of the Building above the Premises, , and (iii) signage on the roof of the Building shall be limited to the names of the occupants of the Building) and (b) one (1) identity sign on the monument sign (the "Monument Sign") for the Project. The Lessor shall construct, at its expense, the Monument Sign, and Lessee shall, at its expense, fabricate and install its identity sign on the Monument Sign. All building top and monument signage must (a) comply with all applicable governmental requirements and (b) be approved in advance in writing by Lessor based upon sign drawings prepared by and submitted by Lessee. In addition, Lessee shall be solely responsible, both as to performance and payment of the costs thereof, to: obtain all governmental permits and approvals required with respect to Lessee's signage; fabricate and install Lessee's signage; clean, maintain and repair and replace Lessee's signage as necessary to maintain the same in a clean and good condition; remove and discard the same upon the expiration or any earlier termination of this Lease; and repair any damage to the buildings and/or monument(s) occasioned by Lessee's signage or removal thereof, excluding normal wear and tear due to natural elements.

6. HVAC Maintenance and Repair. In accordance with the terms and provisions of the Lease, Lessee's maintenance obligations include the maintenance, repair and replacement of the heating, ventilating and air conditioning system in or serving the Premises (the "HVAC System"). Notwithstanding the foregoing to the contrary, if Lessee fails to properly maintain the HVAC System, Lessor may elect, by written notice to Lessee, to maintain, repair and replace the HVAC System. Lessee shall reimburse Lessor for Lessor's costs so incurred, together with an amount equal to ten percent (10%) of such costs to cover Lessor's administrative expenses. In the event Lessor makes the foregoing election, the remainder of the terms of this Paragraph 6 shall apply. Such reimbursement may be, at Lessor's election, retrospective or in advance based upon Lessor's estimate of the costs to be incurred and may be in periodic installments not more frequent than monthly. If Lessor elects to collect such reimbursement in advance based upon an estimate of costs, at the end of each lease year Lessor shall adjust as necessary the estimated amounts paid by Lessee to actual costs with a billing to Lessee for any additional amount due or a credit to Lessee against the next amounts due under the Lease equal to any amount paid by Lessee in excess of the actual costs of Lessor hereunder. Lessor may cause the maintenance services hereunder to be performed by a service which maintains the system in the Premises and systems located in other tenant premises in the Project. Unless the provider of such services allocates its charges among individual tenant premises, Lessee's obligation hereunder shall be to reimburse Lessor for a portion of the total cost charged as reasonably determined by Lessor. The amounts to be reimbursed by Lessee pursuant to this Section shall be additional rent. Lessor may at any time by written notice to Lessee elect to cease providing maintenance of the HVAC System. After such notice, Lessee shall maintain, repair and replace the system at Lessee's cost.

7. Assignment and Subletting. Notwithstanding anything to the contrary contained in Paragraph 12 of the Lease, as reasonable consideration for Lessor's consent to any assignment of this Lease or subletting of all or a portion of the Premises, Lessee shall pay to Lessor fifty percent (50%) of any "Transfer Premium." For purposes of this Lease, Transfer Premium means all base rent, additional rent and other sums and other consideration in whatever form or nature paid by the transferee to Lessee after deducting (i) the rent payable by Lessee under this Lease (excluding the Transfer Premium) for the space which is the subject of the assignment or subletting, and (ii) expenses for verifiable reasonable and customary brokerage commissions, lease concessions, tenant improvement costs, attorneys' fees and other out-of-pocket expenses actually and reasonably incurred by Lessee in connection with the assignment or subletting and paid to third parties. Lessee shall deliver to Lessor at the time Lessee requests Lessor's consent pursuant to Paragraph 12 of the Lease, a complete statement, certified by Lessee, describing in detail the computation of any Transfer Premium that Lessee has derived or will derive from any assignment or subletting. Notwithstanding the foregoing to the contrary, in no event shall Lessor be entitled to any Transfer Premium in connection with the assignment of this Lease or the sublet of all or any portion of the Premises to an "Affiliate" or "Permitted Transferee" (as hereinafter defined) of Lessee. For purposes of this Lease, an "Affiliate" shall mean an entity which controls, is controlled by or under common control with Lessee. In addition, in no event shall Lessor's consent be required in connection with the assignment of this Lease or the sublet of all or any portion of the Premises to the following types of entities (a "Permitted Transferee"): (a) any Affiliate of Lessee; (b) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Lessee, an Affiliate of Lessee, or their respective corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as Lessee's obligations hereunder are assumed by the Permitted Transferee and such Permitted Transferee has sufficient financial ability to fully perform the obligations of Lessee under the Lease; or (c) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity which acquires all or substantially all of Lessee's assets and/or ownership interests, so long as such Permitted Transferee has sufficient financial ability to fully perform the obligations of Lessee under the Lease. Lessee shall promptly notify Lessor of any such Permitted Transfer. Lessee shall remain liable for the performance of all of the obligations of Lessee hereunder, or if Lessee no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing, the obligations of Lessee hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease. No later than the effective date of any Permitted Transfer, Lessee agrees to furnish Lessor with (1) copies of the instrument effecting any of the foregoing Transfers, (2) documentation establishing Lessee's satisfaction of the requirements set forth above applicable to any such Transfer, and (3) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Lessor's rights as to any subsequent Transfers. No assignment of this Lease and/or the sublease of the Premises with or without Lessor's consent, as applicable, shall (x) release Lessee of any obligations under this Lease, or (y) alter the primary liability of Lessee for the payment of Rent or for the performance of any other obligations to be performed by Lessee.

8. Additional Waivers. Lessee expressly waives and releases its right to make repairs at Lessor's expense under Sections 1932(1) and 1942 of the California Civil Code or any other statute or rule of law now or hereafter in effect.

9. Tenant Improvements. Lessor shall construct certain improvements to the Premises in accordance with the terms and provision of the Work Letter Agreement attached hereto as Exhibit "E." Construction of the Tenant Improvements shall be in accordance with all Applicable Requirements in a good and workmanlike manner, free of defects and using new materials of good quality.

10. No Representations Regarding Lessee's Intended Use. Notwithstanding anything to the contrary contained in the Lease or herein, Lessor's participation in the preparation of the "Plans" (as defined in the Work Letter Agreement) or any other plans, drawings and specifications and the construction of the Premises shall not constitute any representation or warranty, express or implied, that the Premises will be suitable for Lessee's intended purpose. Lessor's sole obligation shall be to arrange the construction of the Tenant Improvements in accordance with the requirements of Work Letter Agreement. Any additional costs or expense required for the modification thereof to more adequately meet Lessee's use, whether during or after Lessor's construction thereof, shall be borne entirely by Lessee except as otherwise provided herein.

11. Building Renovations. It is specifically understood and agreed that Lessor has made no representation or warranty to Lessee and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Lessor to Lessee except as specifically set forth herein or in the Work Letter Agreement. However, Lessee hereby acknowledges that Lessor is currently constructing or may during the Term renovate, improve, alter, or modify (collectively, the "Renovations") the Project, the Building and/or the Premises including without limitation the parking, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building common areas and tenant spaces, (ii) modifying the common areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Building common areas, and in connection with any Renovations, Lessor may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Lessee hereby agrees that such Renovations and Lessor's actions in connection with such Renovations shall in no way constitute a constructive eviction of Lessee nor entitle Lessee to any abatement of Rent. Lessor shall have no responsibility or for any reason be liable to Lessee for any direct or indirect injury to or interference with Lessee's business arising from the Renovations, nor shall Lessee be entitled to any compensation or damages from Lessor for loss of the use of the whole or any part of the Premises or of Lessee's personal property or improvements resulting from the Renovations or Lessor's actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Lessor's actions; provided, however, that Lessor shall remain liable for personal injury and property damage resulting from any Renovations to the extent caused by Lessor's negligence or willful misconduct. Notwithstanding anything in this Paragraph 11, Lessor shall perform all Renovations in a good workmanlike manner and in a manner that will minimize any material, adverse or unreasonable interference with Lessee's business operations from the Premises for the Permitted Use.

12. Limitation of Liability. In consideration of the benefits accruing hereunder, Lessee on behalf of itself and all successors and assigns of Lessee covenants and agrees that, in the event of any actual or alleged failure, breach or default hereunder by Lessor: (a) Lessee's recourse against Lessor for monetary damages will be limited to the amount of Lessor's interest in the Building including, subject to the prior rights of any mortgagee, Lessor's interest in the rents of the Building and any insurance, condemnation and sales proceeds payable to Lessor; (b) Except as may be necessary to secure jurisdiction of the partnership or company, no shareholder, officer, director, partner or member of Lessor shall be sued or named as a party in any suit or action and no service of process shall be made against any partner or member of Lessor; (c) No shareholder, officer, director, partner or member of Lessor shall be required to answer or otherwise plead to any service of process; (d) No judgment will be taken against any shareholder, officer, director, partner or member of Lessor and any judgment taken against any partner or member of Lessor may be vacated and set aside at any time after the fact; (e) No writ of execution will be levied against the assets of any shareholder, officer, director, partner or member of Lessor; (f) The obligations under this Lease do not constitute personal obligations of the individual members, partners, directors, officers or shareholders of Lessor, and Lessee shall not seek recourse against the individual members, partners, directors, officers or shareholders of Lessor or any of their personal assets for satisfaction of any liability in respect to this Lease; and (g) These covenants and agreements are enforceable both by Lessor and also by any partner or member of Lessor.

13. Cooperation with Transportation System Management Plan. Lessee agrees to use its reasonable, good faith efforts to cooperate in the Transportation System Management Plan applicable to the Project, which may be undertaken by Lessor independently, or in cooperation with local municipalities or governmental agencies or other property owners in the vicinity of the Building; provided the same does not unreasonably interfere with Lessee's use of the Premises for the Permitted Use or materially increase Lessee's obligations or decrease Lessee's rights hereunder.

14. Rules and Regulations. Lessee agrees to faithfully observe and comply with the "Rules and Regulations," a copy of which is attached hereto and incorporated herein by this reference as Exhibit "C," and all reasonable and nondiscriminatory modifications thereof and additions thereto from time to time put into effect by Lessor. Lessor will not be responsible to Lessee for the violation or non-performance by any other tenant or occupant of the Building of any of the Rules and Regulations. Notwithstanding the foregoing, Lessee shall not be required to comply with any new rule or regulation unless the same does not unreasonably interfere with Lessee's use of the Premises for the Permitted Use or Lessee's parking rights and does not materially increase the obligations or decrease the rights of Lessee under the Lease.

15. Parking. So long as this Lease is in effect, Lessor grants to Lessee and Lessee's Authorized Users (as defined below) a license to use one hundred eleven (111) unreserved parking spaces within the Project, subject to the terms and conditions of this Paragraph 15 and the Rules and Regulations regarding parking contained in Exhibit "C" attached hereto. Lessee agrees to submit to Lessor or, at Lessor's election, directly to Lessor's parking operator with a copy to Lessor, written notice in a form reasonably specified by Lessor containing the names, office addresses and telephone numbers of those persons who are authorized by Lessee to use Lessee's parking permits on a monthly basis ("Lessee's Authorized Users") and shall use its good faith efforts to identify each vehicle of Lessee's Authorized Users by make, model and license number. Lessee agrees to deliver such notice prior to the beginning of the Term of this Lease and to periodically update such notice as well as upon specific request by Lessor or Lessor's parking operator to reflect changes to Lessee's Authorized Users or their vehicles.

16. Compliance with Recorded Covenants. Lessee shall comply with the requirements of any and all recorded covenants, conditions and/or restrictions applicable to the Premises as of the mutual execution of the Lease, including, without limitation, that certain Declaration of Covenants, Conditions, and Restrictions for Stevenson Point Tech Park dated as of February 2, 2000 and that certain Agreement to Supplemental Covenants dated as of July 10, 2000. Without limiting the foregoing, Lessee shall participate in and comply with the terms of the annual City of Newark Community Service Fee program directed by the City of Newark and made applicable to the Premises.

17. Hazardous Substances. In addition to Lessee's obligations pursuant to the terms and provisions of the Lease with respect to Hazardous Substances, Lessee shall comply with the terms and provisions of this Paragraph 17. Lessee shall, within five (5) days after receipt thereof, furnish to Lessor copies of all notices and other communications received by Lessee with respect to any actual or alleged release or discharge of any hazardous material in or about the Premises or the Project and shall, whether or not Lessee receives any such notice or communication, notify Lessor in writing of any discharge or release of Hazardous Substances by Lessee or anyone for whom Lessee is responsible in or about the Premises or the Project. In the event that Lessee is required to maintain any hazardous materials license or permit in connection with any use conducted by Lessee or any equipment operated by Lessee in the Premises, copies of each such license or permit, each renewal thereof and any communication relating to suspension, renewal or revocation thereof shall be furnished to Lessor within five (5) days after receipt thereof by Lessee. Compliance by Lessee with the two immediately preceding sentences shall not relieve Lessee of any obligation of Lessee pursuant to this Paragraph and/or the other terms and provisions of the Lease. Within 180 days prior to the expiration of this Lease (or within thirty (30) days after any earlier expiration), Lessor may at its election retain a hazardous materials consultant to conduct a survey or audit of the Premises to determine whether or not Hazardous Substances introduced by Lessee or its agents, employees or contractors are present in or about the Premises. Lessee shall cooperate fully with Lessor and such consultant in the conduct of any such survey or audit and shall reimburse Lessor, as additional rent, for the costs and fees of such consultant within ten (10) days after receipt of Lessor's invoice therefor if the consultant determines that Lessee has violated the terms of the Lease regarding Hazardous Substances. If the audit or survey discloses the presence of Hazardous Substances introduced by Lessee, Lessee's remediation and indemnity obligations set forth in the Lease shall apply to such Hazardous Substances. To the actual knowledge of Lessor as of the date of this Lease, no Hazardous Substance is present at the Project or the soil, surface water or groundwater thereof which is in violation of Applicable Laws in existence as of, and as interpreted as of, the date of this Lease. Subject to Section 6.2 and the other provisions of the Lease, Lessor hereby consents to Lessee's use of the Hazardous Substances as described in Exhibit "F" hereto and of normal office and cleaning supplies, in all cases in amounts and otherwise in compliance with Applicable Laws.

18. Delay in Possession. In addition to the terms and provisions of Section 3.3 of the Lease, in the event that Lessor does not deliver possession of the Premises to Lessee on or before January 24, 2007 (the "Anticipated Completion Date") with the Tenant Improvements Substantially Completed, which date shall be extended by one (1) day for each day the Commencement Date is actually delayed due to "Tenant Delays" (as defined in the Work Letter), Lessor shall not be in default hereunder, but for the period from and after the Anticipated Completion Date (as extended) until the date which is seven (7) days after Lessor delivers possession of the Premises to Lessee with the Tenant Improvements Substantially Completed (such period shall be referred to herein as the "Holdover Period"), Lessor shall reimburse Lessee for the "holdover rent" actually paid by Lessee during the Holdover Period, not to exceed Thirty Thousand Dollars ($30,000.00) per month. For purposes of this Section 18, "holdover rent" shall mean the increased portion of the base rent paid by Lessee for its premises located at 37400 Central Court, Newark, CA (the "Former Premises") as a result of Lessee occupying the Former Premises beyond the Anticipated Completion Date. Lessor acknowledges that rather than holding over without the consent of the landlord of the Former Premises, Lessee may (a) negotiate an extension of its lease thereof to cover the holdover period, or (b) lease space at another location, in which event Lessor shall reimburse Lessee for the rent actually paid by Lessee during the Holdover Period pursuant to such extension or new lease up to the amount of the "holdover rent" which would have been paid for the Former Premises pursuant to Lessee's existing lease agreement for the Former Premises, not to exceed Thirty Thousand Dollars ($30,000.00) per month.

Lessee will use commercially reasonable, good faith efforts to coordinate its holdover with the landlord for the Former Premises so that Lessee's holdover and holdover rental obligations will terminate upon the date which is seven (7) days after Lessor delivers possession of the Premises to Lessee with the Tenant Improvements Substantially Completed (the "Delivery Date"), however the parties acknowledge that, despite Lessee's commercially reasonable, good faith efforts, Lessee may be required to pay holdover rent for periods beyond the Delivery Date. If (a) Lessor delivers possession of the Premises to Lessee with the Tenant Improvements Substantially Completed, and (b) Lessee is obligated to pay holdover rent for the Former Premises beyond the Delivery Date, then the Abatement Period shall be extended, on the terms and conditions set forth in Section 3 of this Addendum, by 1 day for each day beyond the Delivery Date that Lessee is obligated to pay holdover rent for the Former Premises, not to exceed an aggregate of thirty (30) days.

19. Reasonable Expenditures. Any expenditure by a party permitted or required under the Lease, for which such party is entitled to demand and does demand reimbursement from the other party, shall be limited to the fair market value of the goods and services involved, shall be reasonably incurred, and shall be substantiated by documentary evidence available for inspection and review by the other party or its representative during normal business hours.

20. Notices. A copy of all notices delivered to Lessor pursuant to Section 23 of the Lease shall be delivered to: Friedman & Solomon LLP, 9665 Wilshire Boulevard, Suite 810, Beverly Hills, CA 90212, Attention: Robert E. Solomon, Esq.

21. Modifications to Other Lease Terms. The following provisions of the Lease are amended on the terms set forth below:

2.10 Common Areas - Changes. In the exercise of Lessor's right to make changes to the Common Area, Lessor shall make such changes in a manner that will minimize any material, adverse or unreasonable interference with Lessee's business operations from the Premises for the Permitted Use.

4.2 Common Area Operating Expenses. "Common Area Operating Expenses" shall not include and Lessee shall in no event have any obligation to perform or to pay directly, or to reimburse Lessor for, all or any portion of the following repairs, maintenance, improvements, replacements, premiums, claims, losses, fees, charges, costs and expenses (collectively, "Costs"): (a) Costs occasioned by casualties or condemnation; (b) Costs to correct any construction defect in the Project or to comply with any Applicable Requirements applicable to the Project on the Commencement Date; (c) Costs incurred in connection with the presence of any Hazardous Substance located in, on or about the Project except to the extent caused by Lessee or its employees, agents, invitees or contractors (which costs shall be solely the responsibility of Lessee); (d) Costs which could properly be capitalized under generally accepted accounting principles, except to the extent amortized over the useful life of the capital item in question; (e) any management fee except as expressly permitted under Section 4.2 of the Lease; (f) earthquake insurance premiums (except that if earthquake insurance coverage is required by any lender of Lessor, then, notwithstanding the foregoing, the premiums for such coverage shall be included in Common Area Operating Expenses), insurance deductibles in excess of $25,000 and co-insurance payments; (g) Costs to repair the structural portions of the Building; and (h) reserves. In addition, Lessee's Share of Common Area Operating Expenses for the 2007 Calendar Year shall not exceed $91,342.26 per annum, in the aggregate.

7.2. Maintenance. Lessor shall maintain, repair and replace any portions of the electrical, plumbing, sewer or mechanical systems that (a) are located outside the demising walls of the Premises and (b) do not exclusively serve the Premises, and in all other cases Lessee shall maintain, repair and replace such systems at Lessee's sole cost and expense. To the extent that a repair or replacement to the Building is covered by a warranty, Lessor shall use commercially reasonable efforts to enforce that warranty.

9. Damage; Condemnation. If the Premises are damaged by any peril, Lessee shall have the option to terminate the Lease if the Premises cannot be (as reasonably estimated by a contractor engaged by Lessor), or are not in fact, fully restored by Lessor to their prior condition (except for Lessee's Trade Fixtures or Lessee owned Alterations and Utility Installations) within three hundred sixty (360) days after the condemnation or damage (the "Outside Restoration Date") by written notice delivered to Lessor within thirty (30) days after Lessee's receipt of a written estimate from Lessor's contractor of the restoration period, or within ten (10) days after the Outside Restoration Date (but prior to such restoration of the Premises), as applicable.

10.1. Real Property Taxes. If Lessor may pay any special assessment in installments without incurring penalty, charges, or other out-of-pocket costs (other than normal interest costs), then Lessor agrees to so pay such special assessment in installments.

13.3 Inducement Recapture. If there is a Breach by Lessee and Lessor terminates the Lease as a result thereof (a) during the first 12 months of the Lease, then the aggregate Monthly Base Rent waived by Lessor during the Abatement Period shall be immediately due and payable by Lessee; (b) during the 2nd lease year of the Lease, then 3/4ths of the aggregate Monthly Base Rent waived by Lessor during the Abatement Period shall be immediately due and payable by Lessee; (c) during the 3rd lease year of the Lease, then 1/2 of the aggregate Monthly Base Rent waived by Lessor during the Abatement Period shall be immediately due and payable by Lessee, and (d) during the 4th lease year of the Lease, then 1/4th of the aggregate Monthly Base Rent waived by Lessor during the Abatement Period shall be immediately due and payable by Lessee. Lessee's obligations hereunder shall survive the termination of the Lease.

13.4 Late Charge. Lessor shall not assess a late charge or interest for the first time in any twelve (12) month period that Lessee fails to pay an amount owed by Lessee under the Lease when due, provided Lessee pays the same within three (3) business days after written notice from Lessor that such amount was not paid when due.

22. Conflicts. To the extent of any conflicts or inconsistencies between the terms and provisions of this Addendum and the terms and provisions of the Lease, the terms and provisions of this Addendum shall control.

[Signatures on Next Page]

LESSOR:	LESSEE:

Del Norte Farms, Inc., a	Socket Communications, Inc., a
California corporation	Delaware corporation

By: /s/ Bernard Huberman	By: /s/ David Dunlap
Name: Bernard Huberman	Name: David W. Dunlap
Title: President	Title: CFO

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT "B"

NOTICE OF LEASE TERM DATES

To:_________________________________________________

Date:_______________________________________________

Re: Lease dated __________________________________, 20___ (the "Lease"), between ______________________________, Lessor, and __________________________, Lessee, concerning

Suite _________ located at ________________________________ (the "Premises").

To Whom It May Concern:

In accordance with the subject Lease, we wish to advise and/or confirm as follows:

1. That the Premises have been accepted by the Lessee as being substantially complete in accordance with the subject Lease and that there is no deficiency in construction except as may be indicated on the "Punch-List" prepared by Lessor and Lessee, a copy of which is attached hereto.

2. That the Lessee has possession of the subject Premises and acknowledges that under the provisions of the Lease the Commencement Date is ____________________, and the Original Term of the Lease will expire on ________________________.

3. That in accordance with the Lease, rent commenced to accrue on ___________________.

4. Rent is due and payable in advance on the first day of each and every month during the Term of the Lease. Your rent checks should be made payable to _________________________ ______________________ at _____________________________________________

LESSOR:

Del Norte Farms, Inc., a California corporation

By: __________________________________
Print Name:____________________________
Print Title:_____________________________

SAMPLE ONLY

[NOT FOR EXECUTION]

EXHIBIT "C"

RULES AND REGULATIONS

A. General Rules and Regulations. The following rules and regulations govern the use of the Building and the Common Areas. Lessee will be bound by such rules and regulations and agrees to cause Lessee's Authorized Users, its employees, subtenants, assignees, contractors, suppliers, customers and invitees to observe the same.

1. Except as specifically provided in the Lease to which these Rules and Regulations are attached, no sign, placard, picture, advertisement, name or notice may be installed or displayed on any part of the outside of the Building without the prior written consent of Lessor. Lessor will have the right to remove, at Lessee's expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls are to be printed, painted, affixed or inscribed at the expense of Lessee and under the direction of Lessor by a person or company designated or approved by Lessor.

2. If Lessor objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises, or placed on any windowsill, which is visible from the exterior of the Premises, Lessee will immediately discontinue such use. Lessee agrees not to place anything against or near glass partitions or doors or windows, which may appear unsightly from outside the Premises including from within any interior common areas.

3. Lessee will not obstruct any sidewalks, halls, passages, exits, entrances or stairways of the Building. The halls, passages, exits, entrances and stairways are not open to the public, but are open, subject to reasonable regulations, to Lessee's business invitees. Lessor will in all cases retain the right to control and prevent access thereto of all persons whose presence in the reasonable judgment of Lessor would be prejudicial to the safety, character, reputation and interest of the Project and its Lessees, provided that nothing herein contained will be construed to prevent such access to persons with whom any Lessee normally deals in the ordinary course of its business, unless such persons are engaged in illegal or unlawful activities. Except in connection with the maintenance of the HVAC Systems, no Lessee and no employee or invitee of any Lessee will go upon the roof of the Building.

4. Lessor expressly reserves the right to absolutely prohibit solicitation, canvassing, distribution of handbills or any other written material, peddling, sales and displays of products, goods and wares in all portions of the Building except as may be expressly permitted under the Lease. Lessor reserves the right to restrict and regulate the use of the common areas of the Building by invitees of Lessees providing services to Lessees on a periodic or daily basis. Such restrictions may include limitations on time, place, manner and duration of access to a Lessee's premises for such purposes. Without limiting the foregoing, Lessor may require that such parties use halls, passageways and stairways for such purposes to preserve access within the Building for Lessees and the general public.

5. Intentionally Omitted..

6. Lessee will be responsible for all persons for whom it requests passes and will be liable to Lessor for all acts of such persons. Lessor will not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Lessor reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.

7. The directory of the Building, if any, will be provided exclusively for the display of the name and location of Lessees only and Lessor reserves the right to exclude any other names therefrom.

8. Lessor will furnish Lessee, free of charge, with two keys to each entry door lock in the Premises. Lessor may make a reasonable charge for any additional keys. Lessor shall not alter any lock or install a new additional lock or bolt on any door of the Premises without providing Lessor with a key for the same. Lessee, upon the termination of its tenancy, will deliver to Lessor the keys to all doors which have been furnished to Lessee, and in the event of loss of any keys so furnished, will pay Lessor therefor.

9. If Lessee requires telegraphic, telephonic, burglar alarm, satellite dishes, antennae or similar services, it will first obtain Lessor's approval, and comply with, Lessor's reasonable rules and requirements applicable to such services, which may include separate licensing by, and fees paid to, Lessor (provided there will be no separate licensing or fees for normal security or telephone systems).

10. Intentionally Omitted.

11. Lessee will not place a load upon any floor of the Premises, which exceeds the load per square foot, which such floor was designed to carry and which is allowed by law. Lessor will have the right to reasonably prescribe the weight, size and position of all safes, heavy equipment, files, materials, furniture or other property brought into the Building. Heavy objects will, if considered necessary by Lessor, stand on such platforms as determined by Lessor to be necessary to properly distribute the weight, which platforms will be provided at Lessee's expense. Business machines and mechanical equipment belonging to Lessee, which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to any Lessees in the Building or Lessor, are to be placed and maintained by Lessee, at Lessee's expense, on vibration eliminators or other devises sufficient to eliminate noise or vibration. Lessee will be responsible for all structural engineering required to determine structural load, as well as the expense thereof. The persons employed to move such equipment in or out of the Building must be reasonably acceptable to Lessor. Lessor will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property will be repaired at the expense of Lessee.

12. Lessee will not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Lessee will not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Lessor or other occupants of the Building by reason of noise, odors or vibrations, nor will Lessee bring into or keep in or about the Premises any birds or animals.

13. Without the prior written consent of Lessor, which Lessor may deny with or without cause, Lessee will not use the name, photograph or likeness of the Building in connection with or in promoting or advertising the business of Lessee except as Lessee's address.

14. Lessee will close and lock the doors of its Premises and entirely shut off all water faucets or other water apparatus, and lighting or gas before Lessee and its employees leave the Premises. Lessee will be responsible for any damage or injuries sustained by other Lessees or occupants of the Building or by Lessor for noncompliance with this rule.

15. The toilet rooms, toilets, urinals, wash bowls and other apparatus will not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from any violation of this rule will be borne by the Lessee who, or whose employees or invitees, break this rule. Cleaning of equipment of any type is prohibited. Shaving is prohibited.

16. Lessee will not use the Premises for any business or activity other than that specifically provided for in this Lease. Lessee will not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction upon the Premises without first having obtained Lessor's prior written consent, which consent Lessor may withhold in its sole and absolute discretion.

17. Lessee will not install any radio or television antenna, loudspeaker, satellite dishes or other devices on the roof(s) or exterior walls of the Building.

18. Except for the ordinary hanging of pictures and wall decorations, Lessee will not mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof, except in accordance with the provisions of the Lease pertaining to alterations. Lessor reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Premises. Lessee will not cut or bore holes for wires. Lessee will not affix any floor covering to the floor of the Premises in any manner except as approved by Lessor or as permitted under the Lease. Lessee shall repair any damage resulting from noncompliance with this rule.

19. Lessee will not install, maintain or operate upon the Premises any vending machines without the written consent of Lessor.

20. Lessee will not place in any trash box or receptacle any material, which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal.

21. The Premises will not be used for lodging or for the storage of merchandise held for sale to the general public, or for lodging or for manufacturing of any kind, nor shall the Premises be used for any improper, immoral or objectionable purpose. No cooking will be done or permitted on the Premises without Lessor's consent, except the use by Lessee of Underwriters' Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted, and the use of a microwave oven for employees use will be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

22. Intentionally Omitted.

23. Lessee agrees to comply with all safety, fire protection and evacuation procedures and regulations established by Lessor or any governmental agency.

24. Lessee assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

25. To the extent Lessor reasonably deems it necessary to exercise exclusive control over any portions of the Common Areas for the mutual benefit of the lessees in the Building, Lessor may do so subject to reasonable, non-discriminatory additional rules and regulations.

26. Lessor may prohibit smoking in the Building and may require Lessee and any of its employees, agents, clients, customers, invitees and guests who desire to smoke, to smoke within designated smoking areas within the Project.

27. These Rules and Regulations are in addition to, and will not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease. Lessor may waive any one or more of these Rules and Regulations for the benefit of Lessee or any other Lessee, but no such waiver by Lessor will be construed as a waiver of such Rules and Regulations in favor of Lessee or any other Lessee, nor prevent Lessor from thereafter enforcing any such Rules and Regulations against any or all of the Lessees of the Building.

28. Lessor reserves the right to make such other and reasonable and non-discriminatory Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order therein. Lessee agrees to abide by all such Rules and Regulations herein above stated and any additional reasonable and non-discriminatory rules and regulations, which are adopted. Lessee is responsible for the observance of all of the foregoing rules by Lessee's employees, agents, clients, customers, invitees and guests.

B. Parking Rules and Regulations. The following rules and regulations govern the use of the parking facilities, which serve the Building. Lessee will be bound by such rules and regulations and agrees to cause its employees, subtenants, assignees, contractors, suppliers, customers and invitees to observe the same:

1. Lessee will not permit or allow any vehicles that belong to or are controlled by Lessee or Lessee's employees, subtenant, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Lessor for such activities. No vehicles are to be left in the parking areas overnight for extended periods and no vehicles are to be parked in the parking areas other than normally sized passenger automobiles, motorcycles and pick-up trucks (although trucks or shipping containers may be parked in the loading areas). No extended term storage of vehicles is permitted.

2. Vehicles must be parked entirely within painted stall lines of a single parking stall.

3. All directional signs and arrows must be observed.

4. The speed limit within all parking areas shall be five (5) miles per hour.

5. Parking is prohibited: (a) in areas not striped for parking; (b) in aisles or on ramps; (c) where "no parking" signs are posted; (d) in cross-hatched areas; and (e) in such other areas as may be designated from time to time by Lessor.

6. Lessor reserves the right, without cost or liability to Lessor, to tow any vehicle if such vehicle's audio theft alarm system remains engaged for an unreasonable period of time.

7. Washing, waxing, cleaning or servicing of any vehicle in any area not specifically reserved for such purpose is prohibited.

8. Lessor may refuse to permit any person to park in the parking facilities who violates these rules with unreasonable frequency, and any violation of these rules shall subject the violator's car to removal, at such car owner's expense. Lessee agrees to use its best efforts to acquaint its employees, subtenants, assignees, contractors, suppliers, customers and invitees with these parking provisions, rules and regulations.

9. Parking stickers, access cards, or any other device or form of identification, if any, supplied by Lessor as a condition of use of the parking facilities shall remain the property of Lessor. Parking identification devices, if utilized by Lessor, must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Parking identification devices, if any, are not transferable and any device in the possession of an unauthorized holder will be void.

10. Lessor has the right to exclude any vehicle from the parking facilities that does not have a parking identification device or valid access card. Any parking identification device or access card which is reported lost or stolen and which is subsequently found in the possession of an unauthorized person will be confiscated and the illegal holder will be subject to prosecution.

11. All damage or loss claimed to be the responsibility of Lessor must be reported, itemized in writing and delivered to Lessor within ten (10) business days after any claimed damage or loss occurs. Any claim not so made is waived. Lessor is not responsible for damage by water or fire, or for the acts or omissions of others, or for articles left in vehicles. In any event, the total liability of Lessor, if any, is limited to Two Hundred Fifty Dollars ($250.00) for all damages or loss to any car. Lessor is not responsible for loss of use.

12. Lessor reserves the right, without cost or liability to Lessor, to tow any vehicles, which are used or parked in violation of these rules and regulations.

13. Lessor reserves the right from time to time to modify and/or adopt such other reasonable and non-discriminatory rules and regulations for the parking facilities as it deems reasonably necessary for the operation of the parking facilities.

EXHIBIT "D"

SIGNAGE LOCATION

[SEE ATTACHED]

EXHIBIT "E"

WORK LETTER AGREEMENT

1. TENANT IMPROVEMENTS. Lessor shall construct and, except as provided below to the contrary, pay for the entire cost of constructing the tenant improvements ("Tenant Improvements") described by the plans and criteria specifications identified in Schedule "1" attached hereto (the "Plans"). Lessee may request changes to the Plans provided that (a) the changes shall not be of a lesser quality than Lessor's standard specifications for tenant improvements for the Building (the "Standards"); (b) the changes conform to applicable governmental regulations and necessary governmental permits and approvals can be secured; (c) the changes do not require building service beyond the levels normally provided to other tenants in the Building; (d) the changes do not have any adverse affect on the structural integrity or systems of the Building; (e) the changes will not, in Lessor's opinion, unreasonably delay construction of the Tenant Improvements; and (f) Lessor has determined in its reasonable discretion that the changes are of a nature and quality consistent with the overall objectives of Lessor for the Building. If Lessee requests a change in the Plans, then Lessor shall provide Lessee with an estimate of the increase in the total cost of the Tenant Improvements and any delay in the Substantial Completion of the Tenant Improvements as a result thereof. As a condition to the effectiveness of Lessor's approval of Lessee's requested change, Lessee shall pay to Lessor upon demand by Lessor the actual increased cost of the Tenant Improvements attributable to such change and upon Lessor's receipt of such payment, Lessor shall proceed with such change. To the extent any such change results in a delay of completion of construction of the Tenant Improvements, then such delay shall constitute a delay caused by Lessee as described below. Tenant Improvements does not include Lessee's signage, furniture, trade fixtures and/or equipment.

2. CONSTRUCTION OF TENANT IMPROVEMENTS. Upon Lessee's payment to Lessor of the total amount of the increased cost of the Tenant Improvements due to any changes to the Plans, if any, and Lessor's receipt of all required building permits, Lessor's contractor shall commence and diligently proceed with the construction of the Tenant Improvements, subject to Tenant Delays (as described in Section 4 below) and Force Majeure Delays (as described in Section 5 below). Promptly upon the commencement of the Tenant Improvements, Lessor shall furnish Lessee with a construction schedule letter setting forth the projected completion dates therefor and showing the reasonable deadlines for any actions required to be taken by Lessee during such construction, and Lessor may from time to time during construction of the Tenant Improvements reasonably modify such schedule.

3. SUBSTANTIAL COMPLETION; DELIVERY OF POSSESSION.

(a) Substantial Completion; Punch-List. The Tenant Improvements shall be deemed to be "substantially completed" when Lessor: (a) is able to provide Lessee reasonable access to the Premises; (b) has substantially completed the Tenant Improvements in accordance with the Plans, other than decoration and minor "punch-list" type items and adjustments which do not materially interfere with Lessee's access to or use of the Premises; and (c) has obtained a temporary certificate of occupancy or other required equivalent approval from the local governmental authority permitting occupancy of the Premises; provided, however, that if substantial completion of the Tenant Improvements is delayed as a result of any Tenant Delays described in Section 4 below then, notwithstanding anything in the Lease or this Addendum to the contrary and subject to the Abatement Period, Lessee's rental obligations and the time period for calculating the term of the Lease shall commence as of the date the Tenant Improvements would have been substantially completed but for such Tenant Delays, and provided further that if substantial completion of the Tenant Improvements is delayed as a result of any Force Majeure Delays described in Section 5 below, then the substantial completion of the Tenant Improvements shall be subject to extension for such Force Majeure Delays. Within five (5) business days after such substantial completion, Lessee shall conduct a walk-through inspection of the Premises with Lessor and provide to Lessor a written punch-list specifying those decoration and other punch-list items which require completion, which items Lessor shall thereafter diligently complete; provided, however, that Lessee shall be responsible, at Lessee's sole cost and expense, for the remediation of any items on the punch-list caused by Lessee's acts or omissions. The term "substantial completion" shall have the same meaning as the term "substantially completed."

(b) Delivery of Possession. Lessor agrees to deliver possession of the Premises to Lessee when the Tenant Improvements have been substantially completed in accordance with Section (a) above.

4. TENANT DELAYS. For purposes of this Work Letter Agreement, "Tenant Delays" shall mean any delay in the completion of the Tenant Improvements resulting from any or all of the following: (a) Lessee's failure to timely perform any of its obligations pursuant to this Work Letter Agreement, including any failure to complete, on or before the due date therefor, any action item which is Lessee's responsibility pursuant to the Work Schedule or any schedule delivered by Lessor to Lessee pursuant to this Work Letter Agreement; (b) Lessee's changes to the Plans; (c) Lessee's request for materials, finishes, or installations which are not readily available or which are incompatible with the Standards; (d) any delay of Lessee in making payment to Lessor for Lessee's share of any costs in excess of the cost of the Tenant Improvements as described in the Plans; or (e) any other act or failure to act by Lessee, Lessee's employees, agents, architects, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Lessee which continues for more than one (1) business day after written notice from Lessor.

5. FORCE MAJEURE DELAYS. For purposes of this Work Letter, "Force Majeure Delays" shall mean any actual delay beyond the reasonable control of Lessor in the construction of the Tenant Improvements, which is not a Tenant Delay and which is caused by any of the causes described in Section 28.D of the Lease.

SCHEDULE "1"

to

EXHIBIT E

PLANS

1. Sheet P-2, Floor Plan (Scheme 5), prepared by CRJ Architects, Inc., dated 9/28/06.

2. Sheet P-3, Ceiling Plan (Scheme 5), prepared by CRJ Architects, Inc., dated 9/28/06.

EXHIBIT F

PERMITTED HAZARDOUS SUBSTANCES

Acetone

Nitrous-Oxide

Rubbing Alcohol

Solder Flux

Flux Cleaner

Super Glue

Silicon Sealer

Spray paint

Goo-Gone Adhesive Cleaner

Radio Shack Anti-Static Glass and Plastic Cleaner

"Static Guard" Lens Cleaner